Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Announces Financial Results for FY 2018

and Guidance for First Quarter FY 2019

ALISO VIEJO, CA -- (BUSINESS WIRE) June 11, 2018 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Year ended February 28, 2018, our Revenue was $5,279,377, compared to $4,378,436 in the prior year, a net change of $900,941.  Seychelle had Net income of $660,907 or $.02 per share, compared to prior year Net loss of $2,174,224, or ($.08) a net change of $2,808,131 or $.10 per share. Seychelle had a cash position of $2,075,833 at February 28, 2018, compared to a cash position of $732,112 at February 28, 2017, a net change of $1,343,721.

For First Quarter FY 2019, we believe that we will see further increases in sales and a potential for net income.

Seychelle is thrilled to report that it has substantially increased its revenue, cash position, and net income compared to the previous year.  We believe that we have not only met but also exceeded our 2018 anticipated goal of suppling to the international market and are expanding our sales domestically with the strong execution from our sales team and distributors in the United States.

Seychelle plans to release a variety of new products in the upcoming months that introduce halo fiber technology and further improvements to our filter effectiveness and production.  We anticipate an increase in earnings with the addition of our innovative technology that focuses on water soluble medical cannabis in conjunction with our portable products.  Our strong year reflects our dedication to continued investment in product innovation, expanding our marketing opportunities, and the increased demand of water filtration products.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.